                                                                      (d)(3)(ii)

(ING FUNDS LOGO)

December 20, 2006

Michael Gioffre
Senior Vice President
ING Investment Management Co.
10 State House Square
Hartford, CT 06103-3607

Dear Mr. Gioffre:

     Pursuant to the Sub-Advisory Agreement dated August 1, 2003, as amended, between ING Investments, LLC and ING Investment Management Co. (the "Agreement") we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Disciplined International SmallCap Fund, a newly established series of ING Mutual Funds (the "Fund"), upon all of the terms and conditions set forth in the Agreement, effective December 20, 2006. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to AMENDED SCHEDULE A of the Agreement. The AMENDED SCHEDULE A, with the annual sub-advisory fees indicated for the Fund, is attached hereto.

     AMENDED SCHEDULE A has also been updated to reflect the name change of ING Precious Metals Fund to ING Global Natural Resources Fund.

     Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Fund by signing below.

                                        Very sincerely,

                                        /s/ Todd Modic
                                        ----------------------------------------
                                        Todd Modic
                                        Senior Vice President
                                        ING Investments, LLC


ACCEPTED AND AGREED TO:
ING Investment Management Co.


By: /s/ Jeffrey T. Becker
    ------------------------------
Name: Jeffrey T. Becker
Title: SVP & CFO , Duly Authorized

7337 E. Doubletree Ranch Rd.        Tel: 480-477-3000       ING Investments, LLC
Scottsdale, AZ 85258-2034           Fax: 480-477-2744
                                    www.ingfunds.com

                               AMENDED SCHEDULE A

                               WITH RESPECT TO THE

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

                          ING INVESTMENT MANAGEMENT CO.

SERIES                                                    ANNUAL SUB-ADVISER FEE
------                                        ---------------------------------------------
                                              (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
ING Disciplined International SmallCap Fund                        0.27%
ING Global Bond Fund                                               0.18%
ING Global Natural Resources Fund                 0.4500% of first $50 million of assets
                                               0.3375% for assets in excess of $50 million
ING International Fund                                           0.4500%